QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10

CORPORATE CONSULTING SERVICES AGREEMENT

        This Corporate Consulting Services Agreement (this "Agreement") is entered into and effective as of the 1st day of April, 2004 (the "Effective Date"), by and between International Rectifier Corporation, a company organized under the laws of the State of Delaware, U.S.A. ("IR") and Nihon Inter Electronics Corporation, a company organized under the laws of Japan ("NIEC").

        Whereas, Mr. Michael McGee ("Mr. McGee") presently is the Executive Vice President and Chief Financial Officer of IR; and

        Whereas, NIEC desires to utilize the services of Mr. McGee to serve as Chairman of the Board of Directors and as a director of NIEC; and

        Whereas, IR is willing to permit Mr. McGee to provide such services to NIEC on the terms and conditions set forth herein.

        Accordingly, the Parties agree as follows:

1.    Services

        1.1   IR and NIEC agree that, during the term of this Agreement, IR shall authorize Mr. McGee to provide the following services to NIEC (the "Services): to serve as the Chairman of the Board of Directors and a director of NIEC. In such capacity, it is expected that Mr. McGee will coordinate and participate in NIEC Board of Directors meetings, NIEC management committee meetings and other business meetings; and that he will provide business advice to NIEC in connection with its corporate activities, including regarding strategic business plans, financial strategy investments, financial analysis, external communications and customer relations.

        1.2   In order to assist Mr. McGee in providing the Services, IR shall provide him with a qualified interpreter, and NIEC shall reimburse IR for the cost of such interpreter.

2.    Compensation

        2.1   In payment for the Services, NIEC shall pay to Mr. McGee each month the fee set forth on Schedule A, attached hereto and made a part hereof (the "Service Fee"). In addition to the Service Fee, NIEC shall pay to Mr. McGee each month the expense reimbursement fee set forth on Schedule A (the "Expense Reimbursement") to reimburse Mr. McGee for travel and living expenses incurred in connection with the rendering of the Services. Schedule A may be amended from time to time by agreement of the Parties.

        2.2   NIEC shall make payment of the Service Fee and Expense Reimbursement within fifteen (15) days of the end of each month during the term of this Agreement. Such payments shall be made by wire transfer to an account in a Japanese bank which Mr. McGee shall designate in writing to NIEC. NIEC shall provide written confirmation of such payments to IR on an annual basis or as requested by IR.

        2.3   Any taxes attributable to the Service Fee, Expense Reimbursement or any other payment made to Mr. McGee under this Agreement shall be paid by Mr. McGee.

3.    Confidential Information

        3.1   In performing the Services, Mr. McGee shall not disclose any confidential information of IR to NIEC. In the event any confidential information of IR is disclosed to NIEC, NIEC shall make no use of such confidential information and immediately shall return all such confidential information to IR, including all copies thereof and all documents containing any confidential information.

        3.2   Mr. McGee shall keep in confidence and shall not disclose or use in any manner except in his performance of the Services any confidential information of NIEC disclosed to him hereunder and identified as confidential information of NIEC. Upon the request of NIEC or upon the termination of this Agreement, Mr. McGee shall return all such confidential information, including all copies thereof and all documents containing any confidential information.

        3.3   The foregoing obligations of confidential treatment shall not apply to any confidential information which:

          3.3.1   Becomes publicly known through no fault of the receiving Party; or

          3.3.2   Was known by the receiving Party prior to disclosure or is independently developed by the receiving Party; or

          3.3.3   Is approved for release by written authorization of the disclosing Party; or

          3.3.4   Is disclosed pursuant to a requirement of law.

4.    Relationship of the Parties

        4.1   Nothing in this Agreement shall be construed as an assumption by IR of any obligation, financial or otherwise, of NIEC.

5.    Compliance

        5.1   In its performance of its duties and obligations under this Agreement, each Party shall comply with all applicable laws. The Parties shall cooperate fully in obtaining and maintaining all government authorizations that may be required for the performance of the Services.

6.    Term and Termination

        6.1   The initial term of this Agreement shall be for a period of one (1) year from the Effective Date hereof. Thereafter, this Agreement shall be automatically renewed for successive one (1) year terms, each commencing on the expiration of the previous term, unless terminated earlier as provided herein, provided however, that no such renewal shall be effective unless, prior to the commencement of such renewal term, such renewal is approved by the Compensation Committee of the Board of Directors of IR.

        6.2   Either Party may terminate this Agreement at will, with or without cause, upon not less than thirty (30) days' notice in writing to the other Party.

        6.3   Either Party may terminate this Agreement upon one (1) day's notice in writing to the other in the event that either Party determines, in its sole judgment, that Mr. McGee's provision of the Services may create a conflict of interest with his duties and responsibilities to IR.

7.    Limitation of Liability and Indemnification

        7.1   THE PARTIES AGREE THAT, WITH REGARD TO ANY AND ALL CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LIABILITY OF A PARTY SHALL BE LIMITED TO ACTUAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST REVENUES OR LOSS OF PROSPECTIVE BUSINESS OPPORTUNITY.

        7.2   In no event, whether as a result of breach of contract, indemnity, warranty, tort (including negligence), strict liability, or otherwise, shall either Party's liability to the other Party for any loss or damage arising out of, or resulting from, this Agreement or the furnishing of Services hereunder, exceed the total of one year's Service Fees and Expense Reimbursement.

        7.3   Neither Party shall be liable to the other, by reason of the termination or expiration of this Agreement, for compensation, reimbursement or damages on account of expenditures, investments or commitments in connection with the business or good will of either Party, or otherwise.

8.    Notices

        8.1   All notices, requests and other communications hereunder shall be in writing, in the English language, and shall be delivered in person, by facsimile, commercial delivery service, or first class mail, postage prepaid, and addressed as follows:

         if to IR, to

    International Rectifier Corporation
    233 Kansas Street
    El Segundo, California 90245
    Attention: Vice President and General Counsel
    Telephone: 310-726-8480
    Facsimile: 310-726-8484

         if to NIEC, to:

    Nihon Inter Electronics Corporation
    1204 Soya, Hadano-Shi
    Kanagawa-Ken, Japan 275-8511
    Attention: President
    Telephone: 011 81 463 84 8013
    Facsimile: 011 81 463 81 2709

        All such notices shall be effective when received. Either Party may change its address by giving notice in like manner to the other Party.

9.    Governing Law and Dispute Resolution

        9.1   Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to its conflicts of law rules.

        9.2   Arbitration. If any dispute arising out of or relating to this Agreement cannot be resolved between the Parties within sixty (60) days of the date either Party gives the other notice of a dispute, then the dispute shall be settled by arbitration by a single arbitrator in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall take place in Honolulu, Hawaii and shall be conducted in the English language. The Parties shall be entitled to call witnesses, cross-examine the opposing Party's witnesses, and submit legal memoranda to the arbitrator. In rendering his award, the arbitrator shall be bound by the provisions of this Agreement and by Governing Law.

        9.3   Award/Court Proceedings. The award of such arbitration shall be final and binding on the Parties and shall not be subject to appeal to any court, and may be submitted to any court of competent jurisdiction for enforcement thereof. Notwithstanding the foregoing provisions of this Article, either Party may seek interim measures, including without limitation, injunctive relief, from any court of competent jurisdiction.

        10.   Miscellaneous

        10.1 Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed by both Parties.

        10.2 The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party.

        10.3 The Parties have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.

        10.4 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party.

        10.5 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

Kyosan Electric MFG CORPORATION		INTERNATIONAL RECTIFIER CORPORATION

By:	/s/ TSUTOMU NISHIKAWA Tsutomu Nishikawa CEO	By:	/s/ ALEX LIDOW Alex Lidow CEO

NIHON INTER ELECTRONICS CORPORATION
By:	/s/ TAKESHI YASUDA Takeshi Yasuda President	By:	/s/ MICHAEL MCGEE Michael McGee

SCHEDULE A

Salary	2,093,000
Tax on Housing Allowance	980,000	(1)
Monthly Housing Costs	1,500,000
Travel Expenses	As required	(2)
Other Expenses	As required	(2)
Annual Bonus	Not to exceed 60%	(3)

        (1)   Japanese tax law requires that certain amounts of the housing allowance are treated as taxable income.

        (2)   Airfare, hotels, transportation, meals etc, based on NIEC T & E policy.

        (3)   Not to exceed the Presidents which would be comparable to the executives whose bonuses are based upon predefined targets.

QuickLinks

CORPORATE CONSULTING SERVICES AGREEMENT